Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media contact: Nicole Canning +1.215.299.5916
Nicole.Canning@fmc.com
Investor Contact: Curt Brooks +1.215.299.6137
Curt.Brooks@fmc.com

FMC Corporation Reports Third Quarter Results

Company reports Adjusted EBITDA and Adjusted EPS above guidance midpoints despite lower-than-expected sales

Third Quarter 2025 Highlights
•Revenue of $542 million, down 49 percent versus Q3 2024, impacted by significant one-time commercial actions taken in India to position the business for sale
◦Revenue excluding India of $961 million, down 10 percent versus Q3 2024 (which included India); organic revenue for the period declined 11 percent
•Consolidated GAAP net loss of $569 million, a decline of $634 million versus Q3 2024, mainly driven by India charges and write-down
•Adjusted EBITDA of $236 million, up 17 percent versus Q3 2024 (which included India)
•Consolidated GAAP net loss of $4.52 per diluted share, down $5.04 versus Q3 2024
•Adjusted earnings per diluted share of $0.89, an increase of 30 percent versus Q3 2024

Full-Year Outlook2
•Revenue outlook lowered to $3.92 billion to $4.02 billion down 7 percent at the midpoint versus 2024 reported results
•Adjusted EBITDA outlook lowered to $830 million to $870 million, a decline of 6 percent versus prior year at the midpoint versus 2024 reported results
•Adjusted earnings per diluted share outlook lowered to $2.92 to $3.14, a decline of 13 percent at the midpoint to prior year
•Free cash flow forecast lowered to negative $200 million to $0, reflecting a decline of $714 million at the midpoint from prior year
•Quarterly dividend reduced to $0.08 per share to further prioritize debt reduction

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PHILADELPHIA, October 29, 2025 – FMC Corporation (NYSE:FMC) today reported third quarter 2025 revenue of $542 million, a decline of 49 percent versus third quarter 2024, mainly attributed to one-time commercial actions taken in India to position the business for sale. Excluding India, third quarter revenue was $961 million, 10 percent lower than prior year, which included India, and down 11 percent organically, driven by lower pricing. On a GAAP basis, the company reported a net loss of $4.52 per diluted share in the third quarter, a decrease of $5.04 compared to the prior year. This decline was primarily driven by charges and adjustments related to a write-down to fair value for the India commercial business, which is currently held for sale. These adjustments included the one-time commercial actions. Third quarter adjusted earnings were $0.89 per diluted share, up 30 percent versus third quarter 2024 mainly due to higher Adjusted EBITDA.
Lower third quarter revenue, excluding India, was driven by a 6 percent price decline, half of which was attributed to price adjustments in certain “cost-plus” contracts with specific diamide partners as a result of lower manufacturing costs. The other half was due to increased competitive pressure in the market, particularly from generics in Latin America and Asia, which also led to lower volume in those regions. Overall company volume increased 2 percent, driven by the company’s growth portfolio which increased by mid-single digits percent. The core portfolio recorded lower volume, driven by higher competition for non-diamide legacy products. Foreign currency was a tailwind of 1 percent. The removal of India revenue for Q3 2025 as opposed to the inclusion of India revenue in Q3 2024 accounts for a 6 percent headwind3.
"Third quarter sales were down 49 percent versus prior year largely due to India actions. However, on a like-for-like basis, sales were down 4 percent, excluding India in both periods” said Pierre Brondeau, chairman and chief executive officer. "Our results reflect the challenges we're facing, most prominently in Latin America. Despite this, our new active ingredients nearly doubled in the quarter and remain central to our strategy."

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Sales in North America improved 4 percent year-over-year, driven by higher volume, most notably in the growth portfolio and branded Rynaxypyr® active. Latin America sales were 8 percent lower than prior year, 9 percent lower excluding currency impacts, as increased generic pressure led to lower pricing and volume. In addition, low customer liquidity caused credit constraints in Brazil and Argentina and acted as a further inhibitor to growth. Compared to prior year, sales in Asia, excluding India, declined 47 percent, down 46 percent excluding currency impacts, due to the removal of India, lower volumes and lower price from increased generic competition. In EMEA, sales increased 11 percent, 7 percent excluding foreign currency, driven by higher volumes mainly in the growth portfolio and aided by the recent launch of Isoflex® active in Great Britain.

FMC Revenue	Q3 2025
Total Revenue Change (GAAP)	(49)%
Total Revenue Change (ex-India) (Non-GAAP)	(10)%
Less 2024 revenue for India held for sale business	6%
Like-for-Like Revenue Change (Non-GAAP)	(4)%
GAAP net income in the third quarter declined $634 million primarily due to charges and adjustments to recognize a write-down to estimated fair value for the India commercial business. FMC third quarter adjusted EBITDA was $236 million, an increase of 17 percent from the prior-year period, which included India, as strong tailwinds in COGS and higher volume more than offset weaker price and a moderate FX headwind.
On a GAAP basis, cash from operations was negative $184 million, a decline of $344 million versus 2024 largely due to working capital pressures. Free cash flow was negative $233 million, a decline of $365 million versus Q3 2024 primarily due to lower cash from operations.

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India Sale Update
The sales process of the India commercial business is progressing well with strong interest. Beginning in the third quarter of 2025, the operating results of the India commercial business were excluded from the non-GAAP consolidated financials during its held-for-sale period. In preparation for the sale, FMC undertook a series of targeted actions to optimize the business for transfer and reflect its fair value. The India commercial business previously held a carrying value of approximately $960 million. Based on a preliminary valuation conducted by the company’s outside advisors, the estimated fair value of the business is $450 million. As such, FMC recorded approximately $510 million of charges and write-downs in Q3 2025.
The charges and write-down were reflected across multiple income statement line items and can be viewed as two components. The first reflects a pre-sale commercial adjustment of approximately $282 million. These one-time actions commenced during the period included product returns and pricing changes designed to accelerate receivables collection and optimize the working capital mix of receivables and inventory as well as address contemporaneous changes in local indirect taxation. These adjustments impacted both revenue and cost of goods sold, resulting in negative revenue for the India business in Q3 2025. These steps will help mitigate collection and local tax risks and position the business for a stronger sale outcome. The second component is a formal impairment charge of approximately $227 million.
The combination of commercial adjustments and impairment resulted in a write-down of the assets identified as held for sale to $450 million, as presented on the consolidated balance sheet as of September 30, 2025.
Outlook2
Fourth quarter revenue excluding India is expected to be in the range of $1.12 billion to $1.22 billion, a decline of 4 percent at the midpoint versus reported fourth quarter 2024. The removal of India revenue for Q4 2025 as opposed to the inclusion of India revenue in Q4 2024 accounts for a 6 percent headwind. The company expects volume growth driven by sales of new products as well as contributions from the additional route to market recently put in place in Brazil. Pricing is expected to be a mid-to-high-single digit headwind driven by increased generic pressure and adjustments to diamide partners on “cost-plus” contracts. FX is forecasted to be a low-single digit tailwind. Adjusted EBITDA is forecasted to be in the range of $265 million to $305 million, a decline of 16 percent at the midpoint versus the prior year as COGS favorability, higher volumes and a minor FX tailwind are more than offset by lower price and the removal of the India business. FMC expects adjusted earnings per diluted share to be in the range of $1.14 to $1.36 in the fourth quarter, which represents a 30 percent decrease at the midpoint versus

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fourth quarter 2024. The unfavorable variance is driven by lower earnings and an exceptionally low tax rate in the prior year.
The company is adjusting full year revenue guidance to reflect third quarter actuals excluding India and updated fourth quarter guidance. Full year revenue guidance is lowered to a range of $3.92 billion dollars to $4.02 billion dollars, down 7 percent at the midpoint versus prior year. Full year Adjusted EBITDA guidance is lowered to $830 million dollars to $870 million dollars, a decline of 6 percent at the midpoint versus 2024. Adjusted EPS range is now $2.92 to $3.14, a decline of 13 percent to prior year. Full year guidance includes contributions from the India business for the first half, prior to the announcement of the sale of the business. Cash flow guidance has been lowered to a range of negative $200 million to $0 to reflect lower cash from operations.

	Full Year Outlook[2] (excludes H2 India)	Fourth Quarter Outlook[2] (excludes India)
Revenue	$3.92 billion to $4.02 billion	$1.12 billion to $1.22 billion
Growth at midpoint vs. 2024	(7)%	(4)%
Adjusted EBITDA	$830 million to $870 million	$265 million to $305 million
Growth at midpoint vs. 2024	(6)%	(16)%
Adjusted EPS^	$2.92 to $3.14	$1.14 to $1.36
Growth at midpoint vs. 2024	(13)%	(30)%

^ EPS estimates assume 125.6 million diluted shares for full year and Q4.
Note that percentages are calculated using whole numbers. Minor differences may exist due to rounding. Beginning with Q3 2025, India has been excluded from outlook. Variances are calculated versus 2024 results which include India.

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Cost Actions
The company continues to evaluate its business to ensure alignment with strategic priorities and has concluded that a redesign of its manufacturing footprint is both necessary and timely. The company’s intent is to exit high-cost active ingredient and formulation plants and transition production to lower-cost sources. These actions are designed to establish a cost-competitive structure that enables FMC’s non-diamide core portfolio products to better compete with generics while capturing the full value of its innovative technology portfolio. The company is also implementing cost reduction initiatives in Asia to adjust for the reduced size of the region’s business following the India sale.
Dividend
As part of a broader response to the challenges the company is facing and to further prioritize debt reduction, the FMC Board of Directors has made the decision to reduce the quarterly dividend to $0.08 per share. Any future dividend, including the December declaration, is only payable when declared by the Board of Directors.
“Over the last 18 months, we have made hard decisions to position the business for recovery and to streamline our operating model,” said Brondeau. “Now, to improve the competitiveness of our legacy products, we are confronting cost head-on by re-aligning our manufacturing footprint and reducing the size of our Asia operations following the India exit. To further prioritize cash generation and debt reduction, the FMC Board of Directors has made the decision to reduce the dividend. We continue to believe our pipeline of new active ingredients is our true differentiator and it remains the growth engine of the company.”
Supplemental Information
The company will post supplemental information on the web at https://investors.fmc.com, including its webcast slides for tomorrow’s earnings call, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.
Always read and follow all label directions, restrictions and precautions for use. Products listed here may not be registered for sale or use in all states, countries or jurisdictions. FMC, the FMC logo, Isoflex and Rynaxypyr are trademarks of FMC Corporation or an affiliate.

Page 7 / FMC Corporation Reports Third Quarter Results

About FMC
FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC's innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers and crop advisers to address their toughest challenges economically while protecting the environment. FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn®.
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in presentations, reports or letters to FMC stockholders.
In some cases, FMC has identified these forward-looking statements by such words or phrases as "outlook", "will likely result," "is confident that," "expect," "expects," "should," "could," "may," "will continue to," "believe," "believes," "anticipates," "predicts," "forecasts," "estimates," "projects," "potential," "intends" or similar expressions identifying "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words or phrases. Such forward-looking statements are based on our current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These statements are qualified by reference to the risk factors included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024 (the "2024 Form 10-K"), the section captioned "Forward-Looking Information" in Part II of the 2024 Form 10-K and to similar risk factors and cautionary statements in all other reports and forms filed with the Securities and Exchange Commission ("SEC"). We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement.
We specifically decline to undertake any obligation, and specifically disclaim any duty, to publicly update or revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

Page 8 / FMC Corporation Reports Third Quarter Results

This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com/investors. Such terms include adjusted EBITDA, adjusted earnings, free cash flow, organic revenue growth and revenue excluding India. In addition, we have also provided on our website reconciliations of non-GAAP terms to the most directly comparable GAAP terms.
1.Organic revenue growth (non-GAAP) excludes the impact of foreign currency changes and the India held for sale business.
2.Although we provide forecasts for adjusted earnings per share, adjusted EBITDA, and free cash flow (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, our India held for sale business, and discontinued operations. As a result, no GAAP outlook is provided. Starting with the third quarter 2025 guidance, we provide forecasts for revenue excluding India (non-GAAP financial measure). We are not able to forecast the GAAP revenue due to potential actions we may take during the held for sale period to prepare the business for a potential buyer and other uncertainties, including customer reaction to the announcement of our intention to sell our India commercial business. In H2 2025, revenue, Adjusted EBITDA and Adjusted EPS outlooks provided exclude India results and variances are calculated versus 2024 results, which include India.
3.In certain instances, parts included in the variance explanations in the discussion may not sum to the total variance for the financial statement line item due to rounding.
###

FMC CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited and in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$542.2	$1,065.4	$2,384.1	$3,021.8
Costs of sales and services	413.3	679.0	1,532.2	1,897.6
Gross margin	$128.9	$386.4	$851.9	$1,124.2
Selling, general and administrative expenses	167.4	159.2	516.2	487.9
Research and development expenses	63.3	69.0	198.4	205.8
Restructuring and other charges (income)	294.5	22.6	349.0	158.6
Total costs and expenses	$938.5	$929.8	$2,595.8	$2,749.9
Income from continuing operations before non-operating pension, postretirement, and other charges (income), interest expense, net and income taxes	$(396.3)	$135.6	$(211.7)	$271.9
Non-operating pension, postretirement, and other charges (income)	5.6	4.4	15.4	12.9
Interest expense, net	64.1	58.7	175.2	184.0
Income (loss) from continuing operations before income taxes	$(466.0)	$72.5	$(402.3)	$75.0
Provision (benefit) for income taxes	82.2	6.0	110.1	(298.9)
Income (loss) from continuing operations	$(548.2)	$66.5	$(512.4)	$373.9
Discontinued operations, net of income taxes	(20.4)	(0.9)	(4.0)	(16.2)
Net income (loss)	$(568.6)	$65.6	$(516.4)	$357.7
Less: Net income (loss) attributable to noncontrolling interests	0.7	0.6	1.7	0.3
Net income (loss) attributable to FMC stockholders	$(569.3)	$65.0	$(518.1)	$357.4
Amounts attributable to FMC stockholders:
Income (loss) from continuing operations	$(548.9)	$65.9	$(514.1)	$373.6
Discontinued operations, net of tax	(20.4)	(0.9)	(4.0)	(16.2)
Net income (loss)	$(569.3)	$65.0	$(518.1)	$357.4
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$(4.36)	$0.53	$(4.08)	$2.98
Discontinued operations	(0.16)	(0.01)	(0.03)	(0.13)
Basic earnings per common share	$(4.52)	$0.52	$(4.11)	$2.85
Average number of shares outstanding used in basic earnings per share computations	125.2	125.0	125.1	125.0
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$(4.36)	$0.53	$(4.08)	$2.98
Discontinued operations	(0.16)	(0.01)	(0.03)	(0.13)
Diluted earnings per common share	$(4.52)	$0.52	$(4.11)	$2.85
Average number of shares outstanding used in diluted earnings per share computations	125.2	125.5	125.1	125.3

Other Data:
Capital additions and other investing activities	$24.3	$13.7	$71.5	$51.5
Depreciation and amortization expense	43.4	43.2	130.5	133.2

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited and in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss) attributable to FMC stockholders (GAAP)	$(569.3)	$65.0	$(518.1)	$357.4
Corporate special charges (income):
Restructuring and other charges (income) (a)	79.4	22.6	133.9	158.6
Non-operating pension, postretirement, and other charges (income) (b)	5.6	4.4	15.4	12.9
India held for sale business (c)	509.6	—	509.6	—
Income tax expense (benefit) on Corporate special charges (income) (d)	(16.4)	(5.0)	(27.6)	(28.4)
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	20.4	0.9	4.0	16.2
Tax adjustment (f)	83.1	(0.7)	104.3	(305.0)
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$112.4	$87.2	$221.5	$211.7

Diluted earnings per common share (GAAP)	$(4.52)	$0.52	$(4.11)	$2.85
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.63	0.18	1.07	1.27
Non-operating pension, postretirement, and other charges (income)	0.04	0.03	0.12	0.10
India held for sale business	4.06	—	4.06	—
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.13)	(0.04)	(0.22)	(0.23)
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	0.16	0.01	0.03	0.13
Tax adjustments per diluted share	0.65	(0.01)	0.81	(2.43)
Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$0.89	$0.69	$1.76	$1.69

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations (2)	125.7	125.5	125.6	125.3
____________________
(1)Referred to as Adjusted earnings. The Company believes that Adjusted earnings, a Non-GAAP financial measure, and its presentation on a per share basis provides useful information about the Company’s operating results to management, investors, and securities analysts. Adjusted earnings excludes the effects of corporate special charges, the India held for sale business, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying business from period to period.
(2)The average number of shares outstanding used in the three and nine months ended September 30, 2025 diluted adjusted after-tax earnings from continuing operations per share computation (Non-GAAP) includes 0.7 million and 0.6 million diluted shares, respectively. This number of shares differs from the average number of shares outstanding used in diluted earnings per share computations (GAAP) as we had a net loss from continuing operations attributable to FMC stockholders during each of the three and nine months ended September 30, 2025.

(a)Three Months Ended September 30, 2025:
Restructuring and other charges (income) includes restructuring charges of $62.1 million primarily related to the previously announced global restructuring plan, referred to as "Project Focus." Charges incurred related to Project Focus include of $47.1 million of charges recorded in connection with a shutdown of a product line at one of our manufacturing locations, which includes $27.5 million of abandonment charges on assets identified for disposal. Stranded raw materials related charges of $12.2 million incurred in connection with this shutdown are recorded to "Cost of Sales and services" on the consolidated statements of income (loss) and are included in the restructuring and other charges line in the reconciliation above. Additionally, we recorded other Project Focus-related charges during the period including $3.5 million of professional service provider costs and other miscellaneous charges, $3.9 million of severance and employee separation costs, and write-offs of $7.5 million on assets identified for disposal. Other charges (income) of $17.3 million is comprised of $4.9 million of charges associated with our environmental sites, losses of $7.7 million related to the devaluation of the Argentine peso driven by government actions, and $4.6 million of other miscellaneous charges.
Three Months Ended September 30, 2024:
Restructuring and other charges (income) includes restructuring charges of $15.7 million primarily related Project Focus. Charges incurred related to Project Focus consist of $7.0 million of severance and employee separation costs, $5.4 million of professional service provider costs and other miscellaneous charges, and write-offs of $6.2 million on assets identified for disposal in connection with the restructuring initiative. These Project Focus restructuring charges were partially offset by a $3.1 million gain recognized on the disposition of a previously closed manufacturing site. Other charges (income) of $6.9 million is comprised of $4.8 million of charges associated with our environmental sites and $2.1 million of other miscellaneous charges.
Nine Months Ended September 30, 2025:
Restructuring and other charges (income) includes restructuring charges of $88.7 million primarily related to Project Focus. Charges incurred related to Project Focus include of $47.1 million of charges recorded in connection with a shutdown of a product line at one of our manufacturing locations, which includes $27.5 million of abandonment charges on assets identified for disposal. Stranded raw materials charges of $12.2 million incurred in connection with this shutdown are recorded to "Cost of Sales and services" on the consolidated statements of income (loss) and are included in the restructuring and other charges line in the reconciliation above. Additionally, we recorded other Project Focus-related charges during the period including $15.0 million of professional service provider costs and other miscellaneous charges, $13.5 million of severance and employee separation costs, and write-offs of $13.1 million on assets identified for disposal. Other charges (income) of $45.2 million is comprised of $15.8 million of charges associated with our environmental sites, a charge of $11.9 million due to changes in our estimate for Furadan disposal costs at our Middleport site, losses of $7.7 million related to the devaluation of the Argentine peso driven by government actions, and $9.7 million of other miscellaneous charges.
Nine Months Ended September 30, 2024:
Restructuring and other charges (income) includes restructuring charges of $133.2 million primarily related Project Focus. Charges incurred in connection with Project Focus consist of $53.3 million of non-cash asset write off charges resulting from the contract termination with one of our third-party manufacturers, $44.5 million of severance and employee separation costs, including costs associated with the previously announced CEO transition, $24.1 million of professional service provider costs and other miscellaneous charges, and write-offs of $14.4 million on assets identified for disposal in connection with the restructuring initiative. These Project Focus restructuring charges were partially offset by a $3.1 million gain recognized on the disposition of a previously closed manufacturing site. Other charges (income) of $25.4 million is comprised of $13.8 million of charges associated with our environmental sites and $11.6 million of other miscellaneous charges.
(b)Our non-operating pension, postretirement and other charges (income) includes those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our Adjusted Earnings and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees. The nine months ended September 30, 2025 also includes other charges of $3.3 million incurred as a make-whole premium in connection with the early redemption of $500 million of the Senior Notes due May 18, 2026.

(c)In July 2025, the Board of Directors approved a plan to divest from the Company’s commercial business in India in response to ongoing commercial challenges in the country. The sale process is underway and is expected to conclude within the next twelve months; and, therefore, the assets related to this business are classified as held for sale beginning in the third quarter of 2025. The business does not qualify for recognition as discontinued operations and will continue to be presented in the Company’s reported GAAP results until a transaction is completed. For non-GAAP purposes, we excluded the impact of various activities associated with the anticipated sale from our operating results. Refer to the table below for the adjustments related to the India held for sale business for the three and nine months ended September 30, 2025.

	Three Months Ended September 30,		Nine Months Ended September 30,		Affected Line Item in the Consolidated Statements of Income (Loss)
(in Millions)	2025	2024	2025	2024
Operating results, substantially one-time commercial actions	$282.2	$—	$282.2	$—	Revenue, Cost of sales and services, and Selling, general and administrative expenses
Asset impairment	226.8	—	226.8	—	Restructuring and other charges (income)
Third party provider costs	0.6	—	0.6	—	Restructuring and other charges (income)
India held for sale business	$509.6	$—	$509.6	$—
Beginning with the third quarter of 2025, we excluded the operating results of the India commercial business during the held for sale period for non-GAAP purposes. In preparation for the sale, we took a series of target actions to optimize the business for transfer and reflect its fair value.
Total adjustment - approximately $510 million
The assets associated with the India commercial business held a carrying value of approximately $960 million at June 30, 2025. We evaluated the fair value of the assets associated with the business and the estimated fair value less costs to sell was determined to be $450 million. Accordingly, we recorded $510 million of charges and write-downs in the third quarter of 2025 as a result of one-time commercial actions to prepare the business for sale and an asset impairment charge in accordance with the held-for-sale accounting standards. This adjustment was reflected across multiple income statement line items.
•Operating results, substantially pre-sale commercial adjustments ($282 million): These one-time actions commenced during the period included product returns and pricing changes designed to (1) accelerate receivables collection, (2) optimize the working capital mix of receivables and inventory, and (3) address contemporaneous changes in local indirect taxation. These adjustments impacted both the Revenue and Cost of sales and services line items on the consolidated statement of income (loss), resulting in revenue charges for the India business in the third quarter of 2025. These actions were taken in both collaboration with and in anticipation of customer behavior stemming from known indirect tax implications and broader market dynamics. These steps will help mitigate collection and local tax risks and position the business for a stronger sale outcome. The $282 million is made up of revenue charges of $419 million, a credit to cost of sales of $144 million and selling, general and administrative charges of $7 million.
•Asset impairment ($227 million): Following the commercial adjustments, we evaluated the remaining carrying value of the net assets associated with the business. The difference between the adjusted carrying value and the estimated fair value, less costs to sale, was recorded as a formal impairment, reflected within the Restructuring and Other Charges line item on the consolidated statement of income (loss).
Balance sheet impact - The combination of commercial adjustments and impairment resulted in a write-down of the assets identified as held for sale to $450 million, as presented on the consolidated balance sheet as of September 30, 2025.
(d)The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.
(e)Discontinued operations includes provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations and retained liabilities. We recorded a $34.5 million reduction in our legal reserve in discontinued operations during the nine months ended September 30, 2025 as a result of a decrease in outstanding cases.

(f)We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and include a Non-GAAP tax provision based upon the projected annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to continuing operating results in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; and changes in tax law. In 2024 and 2023, we recorded significant deferred tax assets due to various tax incentives granted to the Company's Swiss subsidiaries (the "Swiss Tax Incentives"). The initial recognition of these Swiss Tax Incentives did not impact our adjusted non-GAAP effective tax rate but will be considered annually as we realize the benefits. Management believes excluding these discrete tax items, as well as the impacts of the Swiss Tax Incentives annually as the related benefits are realized, assists investors and securities analysts in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in Millions)	2025	2024	2025	2024
Tax adjustments:
Revisions to valuation allowances of historical deferred tax assets	$46.4	$—	$45.2	$(1.6)
Net impact of Switzerland tax incentives	18.6	—	31.9	(300.0)
Foreign currency remeasurement and other discrete items	18.1	(0.7)	27.2	(3.4)
Total Non-GAAP tax adjustments	$83.1	$(0.7)	$104.3	$(305.0)

In connection with our plans to establish a global technology and innovation center in Switzerland, we initiated changes to our corporate entity structure, including intra-entity transfers of certain intellectual property, during the second quarter of 2024. As a result, we recorded a net tax benefit of approximately $300 million in the nine months ended September 30, 2024. This benefit, net of valuation allowance, was primarily a result of the recognition of a step-up in tax basis to the fair value of the transferred intellectual property by the Company’s Swiss subsidiary. In addition, local tax impacts associated with the disposition of the transferred intellectual property were recorded as well as an increase in our valuation allowance associated with Swiss nonrefundable tax credits as a result of indirect effects of the transferred intellectual property.

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION, AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss) (GAAP)	$(568.6)	$65.6	$(516.4)	$357.7
Restructuring and other charges (income)(1)	79.4	22.6	133.9	158.6
Non-operating pension, postretirement, and other charges (income)	5.6	4.4	15.4	12.9
India held for sale business (2)	509.6	—	509.6	—
Discontinued operations, net of income taxes	20.4	0.9	4.0	16.2
Interest expense, net	64.1	58.7	175.2	184.0
Depreciation and amortization	43.4	43.2	130.5	133.2
Provision (benefit) for income taxes	82.2	6.0	110.1	(298.9)
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (3)	$236.1	$201.4	$562.3	$563.7
___________________
(1)    The three and nine months ended September 30, 2025 includes $12.2 million of charges recorded to "Cost of Sales and services" on the consolidated statements of income (loss) as well as $67.1 million and $121.6 million, respectively, shown as "Restructuring and other charges (income)" on the consolidated statements of income (loss). Charges of $227.4 million recorded to "Restructuring and other charges (income)" on the consolidated statements of income (loss) is included in the India held for sale business as described in the reconciliation in note (c) above.
(2)    Beginning with the third quarter of 2025, we excluded the operating results of the India commercial business during the held for sale period for non-GAAP purposes. For the three and nine months ended September 30, 2025, we have excluded $509.6 million of charges and write-offs in connection with the India held for sale business as a result of one-time commercial actions to prepare the business for sale and an asset impairment charge in accordance with the held-for-sale accounting standards. For further details, refer to note (c) in the reconciliation above.
(3)    Referred to as Adjusted EBITDA. Defined as operating profit excluding restructuring and other charges (income), depreciation and amortization expense, and the India held for sale business.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS (GAAP) TO FREE CASH FLOW (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cash provided (required) by operating activities of continuing operations (GAAP) (1)	$(184.2)	$159.5	$(663.3)	$308.8

Capital expenditures	(23.7)	(15.7)	(70.3)	(46.3)
Other investing activities	(0.6)	2.0	(1.2)	(5.2)
Capital additions and other investing activities	$(24.3)	$(13.7)	$(71.5)	$(51.5)

Cash provided (required) by operating activities of discontinued operations	(24.0)	(18.3)	(53.7)	(37.2)
Divestiture transaction costs (2)	—	4.6	—	4.6
Free cash flow (Non-GAAP) (3)	$(232.5)	$132.1	$(788.5)	$224.7
___________________
(1)Includes cash payments made in connection with our Project Focus transformation program of $6.4 million and $26.4 million for the three months ended September 30, 2025 and 2024, respectively, and $77.0 million and $89.9 million for the nine months ended September 30, 2025 and 2024, respectively.
(2)Represents transactional-related costs such as legal and professional third-party fees associated with the anticipated sale of our Global Specialty Solutions ("GSS") business. Proceeds from the sale of our GSS business received in the fourth quarter 2024 were excluded from free cash flow. Therefore, we have also excluded the related transaction costs from free cash flow.
(3)Free cash flow is defined as cash provided (required) by operating activities of continuing operations (GAAP) adjusted for spending for capital additions and other investing activities as well as cash provided (required) by discontinued operations and divestiture transaction costs associated with the sale of our GSS business. We believe that this Non-GAAP financial measure provides a useful basis for investors and securities analysts to evaluate the cash generated by routine business operations, including to assess our ability to repay debt, fund acquisitions and return capital to shareholders through share repurchases and dividends. Our use of free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results under U.S. GAAP.

RECONCILIATION OF REVENUE (GAAP)
TO REVENUE EXCLUDING INDIA (NON-GAAP)(2)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue (GAAP)	$542.2	$1,065.4	$2,384.1	$3,021.8
Less: Revenue from India commercial business(1)	(419.1)	—	(419.1)	—
Revenue excluding India (Non-GAAP)(2)	$961.3	$1,065.4	$2,803.2	$3,021.8
___________________
(1)     Beginning with the third quarter of 2025, revenue from the India commercial business is excluded from our results during the held for sale period for non-GAAP purposes. During the three months ended September 30, 2025, we took several one-time commercial actions to prepare the India commercial business for sale. Refer to note (c) above for further details.
(2)     Although the India held for sale business does not qualify for recognition as discontinued operations, we believe Revenue excluding India (non-GAAP) provides management and investors with useful supplemental information regarding our ongoing revenue performance.

RECONCILIATION OF REVENUE CHANGE (GAAP) TO
ORGANIC REVENUE CHANGE (NON-GAAP) (1)
(Unaudited)

	Three Months Ended September 30, 2025 VS 2024	Nine Months Ended September 30, 2025 vs. 2024
Total Revenue Change (GAAP)	(49)%	(21)%
Less: Revenue for India held for sale business for the three months ended September 30, 2025	(39)%	(14)%
Revenue Excluding India Change (Non-GAAP)(2)	(10)%	(7)%
Less: Foreign Currency Impact	1%	(1)%
Organic Revenue Change (Non-GAAP)(1)	(11)%	(6)%
___________________
(1)     We believe organic revenue growth (non-GAAP) provides management and investors with useful supplemental information regarding our ongoing revenue performance and trends by presenting revenue growth excluding the impact of fluctuations in foreign exchange rates and the India held for sale business.
(2)     Beginning with the third quarter of 2025, revenue from the India commercial business is excluded from our adjusted results during the held for sale period for non-GAAP purposes. Refer to note (c) above for further details on the adjustment for the India held for sale business.

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO
FMC STOCKHOLDERS (GAAP) TO RETURN ON INVESTED CAPITAL ("ROIC")
NUMERATOR (NON-GAAP) AND ADJUSTED ROIC (USING NON-GAAP NUMERATOR)(1)
(Unaudited)

	Twelve Months Ended
	September 30, 2025
Net income (loss) attributable to FMC stockholders (GAAP)	$(534.4)
Interest expense, net, net of income taxes	199.8
Corporate special charges (income)	215.8
India held for sale business	509.6
Income tax expense (benefit) on Corporate special charges (income)	(36.3)
Discontinued operations attributable to FMC stockholders, net of income taxes	49.6
Tax adjustments	241.8
ROIC numerator (Non-GAAP)	$645.9

	September 30, 2025	September 30, 2024
Total debt	$4,542.2	$4,070.0
Total FMC stockholders’ equity	3,773.8	4,607.8
Total debt and FMC stockholders' equity (GAAP)	$8,316.0	$8,677.8
ROIC denominator (2 yr average total debt and FMC stockholders' equity)	$8,496.9

ROIC (using Net income (loss) attributable to FMC stockholders (GAAP) as numerator)	(6.29)%
Adjusted ROIC (using Non-GAAP numerator)	7.60%
___________________
(1)    We believe Adjusted ROIC (non-GAAP) provides management and investors with useful supplemental information regarding our utilization of capital provided by both equity and debt as well as our working capital and free cash flow management. Additionally, vesting of certain restricted stock awards granted to officers is connected to Adjusted ROIC as a performance metric.

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30, 2025	December 31, 2024
Cash and cash equivalents	$497.7	$357.3
Trade receivables, net of allowance of $42.2 in 2025 and $39.4 in 2024	2,330.1	2,903.2
Inventories	1,375.9	1,201.6
Prepaid and other current assets	537.1	496.2
Assets held for sale (1)	826.5	—
Total current assets	$5,567.3	$4,958.3
Property, plant and equipment, net	855.4	849.7
Goodwill	1,359.3	1,507.0
Other intangibles, net	2,379.8	2,360.7
Deferred income taxes	1,456.7	1,523.8
Other long-term assets	460.3	453.8
Total assets	$12,078.8	$11,653.3
Short-term debt and current portion of long-term debt	$1,271.7	$337.4
Accounts payable, trade and other	733.6	768.5
Advanced payments from customers	—	453.8
Accrued and other liabilities	718.3	755.2
Accrued customer rebates	766.9	489.9
Guarantees of vendor financing	42.7	85.5
Accrued pensions and other postretirement benefits, current	3.0	6.4
Income taxes	77.9	122.5
Liabilities held for sale (1)	376.5	—
Total current liabilities	$3,990.6	$3,019.2
Long-term debt, less current portion	$3,270.5	$3,027.9
Long-term liabilities	1,016.9	1,097.4
Equity	3,800.8	4,508.8
Total liabilities and equity	$12,078.8	$11,653.3
___________________
(1)    As of September 30, 2025, the net assets related to the India commercial business are classified as held for sale. Refer to the table below for the impact of actions taken to position the business for sale and the estimated fair value of the related assets.

(in Millions)
Net assets as of June 30, 2025	$959.0
Less: Operating results, substantially one-time commercial actions	(282.2)
Asset impairment	(226.8)
Net assets as of September 30, 2025	$450.0

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2025	2024
Cash provided (required) by operating activities of continuing operations	$(663.3)	$308.8

Cash provided (required) by operating activities of discontinued operations	(53.7)	(37.2)

Cash provided (required) by investing activities of continuing operations	(84.4)	(55.9)

Cash provided (required) by financing activities of continuing operations	932.1	(101.5)

Effect of exchange rate changes on cash	9.7	0.1

Increase (decrease) in cash and cash equivalents	$140.4	$114.3

Cash and cash equivalents, beginning of period	$357.3	$302.4

Cash and cash equivalents, end of period	$497.7	$416.7